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                                                                    EXHIBIT 10.7

                                    AGREEMENT

PURCHASE AGREEMENT AND ASSIGNMENT made this 5th day of December 1995 by and between Gen Technologies Inc., a Delaware company (hereafter the " Purchaser") and Alexander Rozin, an Israeli citizen, I.D. _________ (hereafter the "Seller")

                              W I T N E S S E T H:

        WHEREAS, Seller is the sole owner of the Purchased Property (as defined below); and

        WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell and assign to the Purchaser, subject to the terms and conditions contained herein, all of Seller's right, title and interest in and to Purchased Property (as defined below); and

        WHEREAS, the Purchaser and the Seller desire to set forth their agreement relating to the sale and assignment to the Purchaser of all the Seller's rights, title and interest to the Purchased Property.

        NOW THEREFORE, in consideration of the terms and conditions hereafter set forth, the Parties hereto mutually agree as follows:

        1.     Definitions & Interpretation

               1.1 Definitions. As used herein, the following terms shall, unless the context otherwise requires, have the following meanings ascribed to them.

        "Closing Date" shall mean December 11, 1995 or any subsequent date mutually agreed to by the parties.

        "Electronic Data Communication System" or "System" shall mean that system described in the Patent Application defined below) on the date hereof.

        "Patent Application" shall mean the application for patent made by the Seller to the Israeli Patent Office for the Electronic Data Communication System and bearing Patent Office Number 108912 dated 09.08.94.

        "Documentation" shall mean all manuals and technical information describing any aspect of the Electronic Data Communication System or designed to facilitate the use or modification or enhancement of such system.





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        "Permits" shall mean all licenses, permits, authorizations, and other approvals from any Israeli or foreign governmental, public, or self-regulatory body or authority, or from any private party, pertaining to the System and the Documentation.

        "Intangible Property" shall mean shall mean all trade names and other identifying names, all trademarks, service marks and other identifying names and marks associated with the System, whether registered or unregistered, and all applications, relating to the foregoing, all patents, copyright, copyright registrations and patent applications therefor, together with all divisions, renewals and continuations of any of the foregoing, and all know-how, unpatented inventions, trade secrets and other intangible, intellectual property embodied in or pertaining to the System and the Documentation.

        "Technology" shall mean all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by the Seller or any of his employees or agents that are embodied in, derived from or relate to the System, in any stage of development, including without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, programmer's notes and all other information relating to the System whether or not such information is subject to protection under any applicable intellectual property law.

        "Purchased Property" shall mean collectively, the System, Documentation, Intangible Property, Patent application, Technology and Permits including, without limitation, name and goodwill associated with the foregoing.

        "Unit" shall mean a product or component wherein the System is the predominant technology being used.

               1.2 Interpretation. The recitals set forth above are incorporated into the body of this Agreement and constitute an inseparable part thereof

        2. Sale, Assignment and Purchase of Right, Title and Interests in the Purchased Property

               2.1 Subject to the terms and conditions set forth herein, and on reliance on the representations and warranties of the Purchaser, on the Closing Date the Seller shall sell, assign, grant, convey and deliver all of the Seller's right, title and interests in and to the Purchased Property (hereafter the "Sale and Assignment").

               2.2 The Sale and Assignment shall be effected on the Closing Date by assignments and such other instruments of transfer and conveyance as shall be deemed necessary or desirable to counsel for the Purchaser including without limitation, the Trust Declaration attached hereto as schedule A ("Trust Declaration") and an assignment of



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ownership of the Patent Application to Chai Peres, Adv. (hereafter the
"Trustee"). Such assignment to Trustee shall be registered forthwith by the Purchaser in the office of the Commissioner of Patents, Designs and Trade Marks.

               2.3 The Trustee shall transfer to the Purchaser the Patent Application upon the occurrence of the following terms ("the Release conditions"):

                          (i) the transfer or deposit of no less then
$105,000.000 in the aggregate into the Israeli Company's bank account as provided for in section 11 below, which in no event shall be later than 150 days of the Closing Date; and

                          (ii) at all times prior to the event specified in (i)
above, the Purchaser shall have paid the Gross Salary specified in the Employment Agreement in accordance therewith.

               In the event the Release Conditions are not satisfied then the Trustee shall transfer forthwith, without consideration, the Patent Application to the Seller.

               2.4 The Seller and Purchaser shall act in accordance with the terms and conditions set out in the Trust Declaration which forms an integral part hereof

               2.5 The Seller shall, at any time and from time to time after the closing Date, upon the request of the Purchaser, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered all such further acts, applications, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to the Purchaser, or to its successors and assigns, the right, title and interests in any or all of the Purchased Property. Prior to the fulfillment of the Release Conditions all such further documentation will be assigned to the Trustee.

        3.     Consideration

               3.1 The consideration for the Sale and Assignment shall be as follows:

                      On or prior to closing the Purchaser shall cause to be established a private company under the laws of Israel (hereafter the "Israeli Company") of which the Seller shall own 5% of the ordinary shares which shall be transferred into the name of the Seller without further consideration. The Purchaser will cause the Israeli Company to enter into an employment agreement with the Seller as set out in Schedule B attached hereto ("Employment Agreement").



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        4.     Closing

        The closing of the Sale and Assignment shall be at a mutually agreeable place at 11:00 AM on the Closing Date.

        5.     Representations and Warranties of the Seller

               The Seller represents and warrants to the Purchaser as of the Closing Date as follows:

               5.1 Conflicting Agreements; No Liens. Neither the execution nor the delivery of this Agreement nor the fulfillment nor the compliance with the terms and conditions hereof will constitute a breach of the terms, conditions or provisions of, or constitute a default under or result in a violation of any agreement, contract, instrument, order, judgment or decree to which the Seller is a party or by which it is bound, or result in a violation by the Seller of any existing law or statute or regulation or result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on the Purchased property.

               5.2 Consents. Other then with respect to assignment of the Patent Application no consent or other approval of any governmental entity or other person is necessary in connection with the execution of this Agreement or the consummation by the Seller of the Sale and Assignment or any other transaction contemplated herein.

               5.3 Title to Purchased Property. Seller owns all the right, title and interests in and to all the purchased property free and clear of all liens, charges, encumbrances or title defects of any nature whatsoever, including, without limitation, patent or intellectual rights or other proprietary fights infringement.

               5.4 Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Seller, threatened against or involving Seller affecting the Purchased property.

               5.5 Patents, Trademarks and Copyrights; Infringement. Other then that relating to the patent application the Seller does not own any patents, trademarks, patents rights, or copy fights, nor has the Seller applied for any patent, trademark or copyright registrations, in respect of the System or any of the purchased property. The Seller has not received any notice of claim of infringement of any patent, invention, rights, trademarks, trade names or copyrights of others with reference to the processes, methods, formulae or procedures used by the Seller in the design, development, marketing or sale of the System or any of the Purchased Property.



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               5.6 Patent Application. The Patent Application is subsisting and nothing has been done nor has any event occurred whereby the same may be declared void or invalidated (but the Seller does not warrant that the application will be granted).

               5.7 Untrue Statements or Material Omissions. No representation or warranty by the Seller, and no statement contained in any other instrument or to be furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

        6.      Representations and Warranties of the Purchaser

        The Purchaser represents and warrants to the Seller as of the Closing Date as follows:

               6.1 Organization. The Purchaser is a company dully organized, validly existing and in good standing under the laws of the State of Delaware.

               6.2 Authority. Purchaser has full corporate authority to execute and perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable in accordance with its terms.

               6.3 Conflicting Agreements; No Liens. Nether the execution nor the delivery of this agreement not the fulfillment nor the compliance with its terms and conditions hereof will constitute a breach by the Purchaser of its articles or memorandum of association or result in a breach.

        7.      Non-Competition

        From the Closing Date and for a two (2) year period thereafter Seller will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in whitch Employee holds less than 5% of the outstanding shares) interest himself in or engage in any business enterprise anywhere in the world, that directly competes with the System and applications being developed by the Israeli Company, as now existing or after any modifications or enhancements during the term of the Seller's employment with the Israeli Company.



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        8.     Secrecy and Nondisclosure

        The Seller undertakes that he shall treat as secret and confidential all of the Technology and Intangible Property and other information which are not of public knowledge or record pertaining to the Purchased Property ( the "Proprietary Information") and Seller shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, any such Proprietary Information. For purposes hereof 'public knowledge' shall not include information filed with the Patent Office in Israel.

        9.     Conditions Precedent of Purchaser

        The obligations of the Purchaser under this Agreement are subject to the conditions that on or prior to Closing Date the following conditions shall have been satisfied in full, it being understood and agreed that if any of the foregoing conditions shall not have been fulfilled by the Closing Date, the Purchaser may terminate without penalty or liability this Agreement by written notice to the Seller:

               9.1 Accuracy of Representations and Warranties on Closing Date. The representations, warranties, covenants and undertakings of the Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations, warranties, covenants and undertakings were made at and as of such date, except as otherwise contemplated herein.

               9.2 Seller's Compliance with Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of this Agreement.

               9.3 Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

               9.4 Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by Aboudi & Brounstein, counsel for the Purchaser and Morris Rubin, counsel for the Seller.




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        10.    Conditions Precedent of the Seller

        The obligations of the Seller under this Agreement are subject to the conditions that on or prior to the Closing Date the following conditions shall have been satisfied in full, it being understood and agreed that if any of the foregoing conditions shall not have been fulfilled by the Closing Date, the Seller may terminate this Agreement by notice to the Purchaser:

               10.1 Accuracy of Representations and Warranties on Closing Date. The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

               10.2 Purchaser's Compliance with Agreement. The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of this Agreement.

               10.3 Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

               10.4 Guarantee. On Closing Date the Purchaser shall deliver to the Seller the following executed guarantees

               `Each of (Israeli Co.) and Gen Technologies Inc. hereby undertake to guarantee the others obligations to Rozin Alexander as specified in the agreement between Rozin Alexander and Gen Technologies Inc. dated the 5th day of December, 1995 relating to the sale of the Purchased Property described therein and the obligations contained in the Employment Agreement attached thereto. Notwithstanding anything to the contrary in the Guarantee Law, the Seller will be entitled to join the guarantor as a corespondent in any legal actions by Seller against the principal.'

        11.    R&D

               11.1 The Purchaser undertakes to provide or obtain funding for further research and development (which will be used for payment of all Israeli Company expenses including salaries, office expenses, professional fees and R & D costs) of the System at least



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$105,000 US for the first six month period from the Closing Date. Such funding shall be advanced to the Israeli Company by the Purchaser from time to time as needed as determined by the Purchaser. On or before the Closing Date at least $50,000.00 US shall have been transferred or deposited into the Israeli Company's bank account in Israel ("Initial Deposit"). The $105,000.00 mentioned in this section shall not be used for purposes other then in the ordinary course of business of the Israeli Company without the consent of the Seller.

               11.2 The Initial Deposit will be designated for, inter alia, the employment of a second electrical engineer to be employed by Israeli Company as soon as operations begin and the employment of a third electrical engineer after two months of operation of the Israeli Company. The gross salary for each of the two mentioned employees shall not exceed 7000NIS and 6500NIS respectively per month.

               11.3 Within twelve months of operations of the Israeli Company, the Israeli Company shall issue, upon consultation with the Seller and without payment of consideration, 5% of the ordinary shares of the Israeli Company to its employees.

               11.4 A further $25,000 will be deposited in the Israeli Company account within 60 days of Closing Date and a further $45,000 will be deposited in the Israeli Company account within 150 days of the closing Date.

               11.5 The Purchaser acknowledges that the Israeli Company will require premises of 20 square meters during the first six months of operations and an additional 20 square meters thereafter.

               11.6 Subject to Israeli Company's receipt of a proper R & D budget plan for the second six months of operations the Purchaser undertakes to provide $120,000 for R & D during the second six months of the Israeli Company's operations.

        12.    Royalties

               12.1 For a period of twenty years from the Closing Date the Seller shall be paid a royalty of 20% of Purchaser's Net Profits from all sales or licenses of Units. Royalties shall be paid at the end of each three month period commencing upon the commercial distribution of Units. Accompanying each payment of Royalties, the Purchaser shall provide a statement of sales to the Seller but shall only be obligated to provide such statement if Royalties are owing for the pervious three month period. `Purchaser Net Profits' shall mean consideration received by Purchaser respecting use of Units, less customary credits, discounts, returns, sales or value added taxes (but before income taxes unless such taxes are required by law to be deducted or withheld in which case Seller will be provided with proper tax authority's receipt) and less the cost to Purchaser of components contained in each Unit.




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               12.2 If the Company sells or licenses a product or component wherein the System is not the predominant technology then the royalty payments paid to the Seller shall be reduced by an amount to be agreed upon by the Parties.

               12.3 The Seller shall be paid 20% of consideration from any subsequent sale or assignment of the Purchased Property excluding any sale or assignment to and between affiliate companies of the Purchaser, and in such an event will be provided with a lawyers certificate setting out consideration paid to assignor.

               12.4 The Seller shall be paid 15% of all Israel Net Profits from all sales of products (including technology) sold by the Israeli Company. `Israel Net Profits' shall mean consideration received by Israel Company respecting products less customary credits, discounts, returns, sales or value added taxes (but before income taxes unless such taxes are required by law to be deducted or withheld in which case Seller will be provided with proper tax authority's receipt) and where product is assembled or manufactured by the Israeli Company, less the cost to the Israeli Company of the components contained in each product.

               12.5 During the Term of this Agreement, Purchaser grants to Seller the following audit rights to the extent necessary to verify that Purchaser is complying with its payment obligation under this Agreement (the "Auditing Rights"). The Auditing Rights may be exercised once per year, by giving Purchaser thirty (30) days written notice. Such audit will be conducted by an independent auditor to be agreed upon by the parties who shall have signed an appropriate non-disclosure agreement with Purchaser.

               12.6 The exercise of the Auditing Rights shall be done at Seller's expense, unless the audit reveals that there is a discrepancy of more than 4% between the amount which Seller actually received and amount which Seller should have received, in which case the Purchaser shall bear the cost of such audit. In any event if the exercise of the Auditing Rights reveals money owing to the Seller, such money will be paid forthwith.

               12.7 In addition to the above Auditing Rights the Seller shall have the right to appoint an agent to verify that payment obligations to Seller hereunder are being fulfilled. This right may be exercised once per year, by giving the Purchaser thirty (30) days notice. The Seller shall bear the cost of exercising this right.

        13.    Miscellaneous

               13.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.



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               13.2 Successors & Assigns. Purchaser is entitled to assign to any person or persons, firm or company the benefit of this Agreement and all or any of the rights hereby sold and assigned to it and to sub-license the exercise thereof and in any such event all the representations, warranties and covenants on the part of the Seller herein contained shall to the extent of such assignment or grant thereupon inure for the benefit of such assignee or grantee. To the extent applicable all assignees of the Purchaser or Israeli Company or subsequent assignees of assignees shall be obligated to perform and fulfill the terms of sections 3, 11, 12.1, 12.2, 12.3 and 12.4 hereof and shall undertake the same in writing. Upon any such assignment Seller will be provided with a lawyer's certified copy of undertakings of assignee to perform and fulfill such above mentioned sections. The Purchaser shall be responsible to Seller if an assignee fails to carry out its obligations under the above mentioned sections and the Seller is not in breach of any of his obligations hereunder.

               The Seller shall not be entitled to assign or transfer his obligations hereunder without the written consent of the Purchaser but all rights and obligations hereunder shall continue to be binding upon and to subsist and inure to the benefit of his respective successors and assigns. The Seller shall be informed of any assignment hereunder within thirty days thereof.

               13.3   Governing Law & Jurisdiction.

                      13.3.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. All disputes, differences or questions arising out of or relating to this Agreement, or pertaining to its validity, interpretation, breach or violation or execution of any judgment shall be decided exclusively by the appropriate court sitting in Tel Aviv-Jaffa.

                      13.3.2 Notwithstanding the above so long as Employment Agreement is in force all disputes, controversies, differences or questions arising out of or relating to technical matters and at all times relating to section 13 will be finally and solely determined and settled by an arbitrator in Israel, mutually agreed upon or appointed by the Parties.

               In the absence of agreement between the Parties either shall have the right to apply to the acting Chairman of the Institute of Architects & Engineers in Israel to appoint an arbitrator to act in accordance with the provisions set out in this sub-section.

               13.4 Counterparts & Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by fax and such delivery shall be valid and binding as if signed in person.

               13.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing this Agreement.




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               13.6 Notices. All notices or other communications required or desired to be sent to either Party shall be in writing and shall be sent by hand or by Registered mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth below or to such other address as the recipient may designate by notice in accordance with the provisions of this Section.

               Purchaser:  19/8 Ramban St., Jerusalem 92422 fax-638833

               Seller:  P.0. Box 11043 Jerusalem 91110

Any such notice shall have been deemed to have been delivered if served by hand when delivered, if by Registered Mail 48 hours after posting if within the same country or 14 days if posted from another country, and by telex or facsimile transmission when dispatched and receipt confirmed by receiving Party.

               13.7 Amendments & Waivers. Any term of this Agreement may be amended and the observance of any term may be waived only with the written consent of the party to be charged.

               13.8 Nature & Survival of the Representations. All statements contained in any certificate or other instrument delivered by or on behalf of a party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing Date hereunder.

               13.9 Acknowledgment Regarding Legal Representation. Each of the parties hereto acknowledges and confirms that it has had a full and complete opportunity to obtain independent legal advice in connection with the advisability of entering into this Agreement.

               13.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

               13.11 Fundamental Breach. The breach of any of the following sections will be considered a fundamental breach of this Agreement: 2, 3, 5, 6, 7, 8, 11, 12.

               13.12 Trustee Fees. All expenses and fees of Trustee arising out of this Agreement, but excluding any arising from the indemnity clause contained in the Trust Declaration, shall be paid by Purchaser.




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        IN WITNESS WHEREOF, the undersigned have set forth their signature as of the date first written above.


Gen Technologies, Inc.




        /s/ Elie Wurtman                              /s/ Alexander Rozin
__________________________________           ___________________________________
By:                                          Rozin Alexander





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